Exhibit 99.1

JOINT FILING AGREEMENT

Agreement for Joint Filing of Schedule 13G

Dated May 14, 2025

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Statement on Schedule 13G referred to below) on behalf of each of them of the Statement on Schedule 13G to which this Joint Filing Agreement is attached as an exhibit, and all further amendments thereto, with respect to securities of OpenLocker Holdings, Inc., a Delaware corporation, unless and until a Reporting Person shall give written notice to the other Reporting Persons that it wishes to make separate Schedule 13G filings.

The undersigned further agree that each party hereto is (i) individually eligible to use the Statement on Schedule 13G; (ii) responsible for timely filing of such Statement on Schedule 13G and any further amendments thereto, and (iii) responsible for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this Agreement shall be included as an Exhibit to such joint filing.

(Signature page(s) follow)

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

IndexAtlas AG

By:	/s/ Christian Eich
Title:	Christian Eich, Director

/s/ Sergei Skatershchikov
Sergei Skatershchikov